Exhibit 10.1	Press Release

March 12, 2009

Patient Portal Technologies, Inc. Restructures Debt
Baldwinsville, NY, March 12, 2009 - Patient Portal Technologies, Inc. (OTCBB: PPRG) (Patient Portal) announced today that it had executed a term sheet with Dutchess Private Equity Fund to restructure 100% of its debt, retire all of the Dutchess outstanding warrants and release Dutchess’ collateral lien in the Company’s assets.

In return for restructuring its long term debt, retiring its warrants and releasing its collateral Dutchess will receive up to $500,000 of cash at closing, be issued $7.5 million of convertible Preferred Stock and 4% of the Company’s outstanding common stock. The Preferred Stock will have an annual 8% Payment In Kind feature and be convertible at Dutchess’ option into 35% of the Company’s common stock. The Company will have the right to redeem up $1 million of the Preferred Stock prior to conversion. A definitive agreement is anticipated to be finalized within the next few weeks.

Company CEO Kevin Kelly commented, “We are pleased to have Dutchess as a partner working with us to support our growth plans. Their confidence in our business is underscored by their financial commitment and willingness to work with the Company to insure we can capitalize on the opportunities in the marketplace.” He also added, “This restructuring will allow the Company to better direct its resources to support growth while enabling us to strengthen and expand our current banking relationships.”

Patient Portal Technologies, Inc. assists hospitals in increasing financial performance by providing services that improve and enhance the patients experience before, during and after their hospital stay. These services are delivered over the company’s proprietary platform. The company provides its products and solutions to hospitals and healthcare facilities throughout the entire United States

To view the website and obtain Company information go to http://www.patientportal.com.

Patient Portal Investor Relations Contact:
          Vanessa Loysen
          (315)638-6708